Exhibit 3.2

RREEF PROPERTY TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of RREEF Property Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name and designation of “Class B Common Shares” to “Class I Common Shares”. All references in the Charter to “Class B Common Shares” are hereby changed to “Class I Common Shares”.

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.
IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Secretary on this 27th day of January, 2016.

ATTEST:	RREEF PROPERTY TRUST, INC.

By: /s/ Vikram Mehra	By: /s/ James N. Carbone

Vikram Mehra, Secretary	James N. Carbone, Chief Executive Officer and President
The undersigned, Chief Executive Officer and President of RREEF Property Trust, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ James N. Carbone
James N. Carbone, Chief Executive Officer and President